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                                                                    Exhibit 23.1



                      Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Joint Proxy Statement/Prospectus constituting part of this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 of Dominion Resources, Inc. of our report dated February 9, 1999, except as to the subsequent event described in Note 19 which is as of February 22, 1999, appearing on page 22 of Appendix I to Consolidated Natural Gas Company proxy statement for the 1999 annual meeting of stockholders which is incorporated by reference in its Annual Report on Form 10-K. We also consent to the references to us under the heading "Experts" in such Joint Proxy Statement/Prospectus.


PRICEWATERHOUSECOOPERS LLP


600 Grant Street
Pittsburgh, Pennsylvania 15219-9954
May 20, 1999